Exhibit 99.1

Contact:    610-337-7000    For Immediate Release:
Simon Bowman, ext. 3645    January 17, 2014
Shelly Oates, ext. 3202

AmeriGas Partners Announces Closing of Sale by Energy Transfer Affiliate of 8,000,000 Common Units

VALLEY FORGE, Pa., January 17 - AmeriGas Partners, L.P. (NYSE: APU) announced today that Heritage ETC, L.P. (the “Selling Unitholder”), an affiliate of Energy Transfer Partners, L.P., has closed its previously-announced public offering of 8,000,000 AmeriGas common units. AmeriGas will not receive any proceeds from the sale of the common units by the Selling Unitholder.

UBS Investment Bank, Citigroup, BofA Merrill Lynch, Deutsche Bank Securities, Goldman, Sachs & Co., Jefferies, J.P. Morgan, Morgan Stanley, RBC Capital Markets and Wells Fargo Securities acted as joint book-running managers for the common units offering.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, common units, nor shall there be any sale of common units in any jurisdiction in which such an offer or solicitation, or the sale of common units, would be unlawful without registration or qualification under the securities laws of such jurisdiction.

About AmeriGas Partners, L.P.
AmeriGas is the nation’s largest retail propane marketer, serving over two million customers in all 50 states from over 2,500 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership. As a result of this offering, Heritage ETC, L.P., an affiliate of Energy Transfer Partners, L.P., owns 15% of the Partnership and the public owns the remaining 59%.

AP-22    * * *    1/17/14